EXHIBIT 99.1

Investor Relations Contact: Hawk Associates, Inc. Frank Hawkins and Julie Marshall Phone: (305) 451-1888 E-mail: info@hawkassociates.com http://www.hawkassociates.com

2320 NW 66th COURT GAINESVILLE, FL 32653 PHONE: (352) 377-1140 FAX: (352) 378-2617	News Release: FOR IMMEDIATE RELEASE

Exactech Q1 Revenue Up 16% to $29.6 M;

Net Income Up 19% to $1.9M or $0.16 EPS

Company to Hold Conference Call Monday, April 30 at 4:30 p.m. EDT

GAINESVILLE, Fla. — April 30, 2007 — Exactech (Nasdaq: EXAC), a developer and producer of bone and joint restoration products, including orthopaedic implants and biologic materials, announced today that revenue for the first quarter of 2007 increased 16% to $29.6 million, from $25.4 million in the first quarter of 2006. Net income for the quarter was $1.9 million, or $0.16 per diluted share, a gain of 19% from the $1.6 million, or $0.14 per diluted share, in the first quarter of 2006.

Exactech Chairman and CEO Bill Petty said, “First quarter results continue to demonstrate growth across all major product lines. Sales from knee systems rose 13% to $15.7 million from $13.9 million in the first quarter of 2006, driven by strong market acceptance of our Low Profile Instrumentation system, increased sales of our Hi-Flex® knee system and international growth of the Optetrak® RBK. Hip implant sales grew markedly by 44% to $5.5 million compared to $3.8 million a year ago due to strong growth in Novation™ and Connexion GXL™. Revenue from biologics increased 4% to $3.5 million during the quarter, up from $3.3 million in Q1 ‘06 as growth in our dental biologics and Optecure® lines continued.

“These results validate our success in increasing the number and depth of the company’s product lines and drove a 15% increase in U.S. sales during the quarter to $22.7 million from $19.7 million a year ago. International sales increased 21% to $6.9 million during the quarter compared to $5.7 million during the first quarter of 2006. International sales for the quarter represented 23% of total sales, compared with 22% in same quarter last year, as we continued to expand our distribution in Southern Europe and Latin America.”

Chief Financial Officer Jody Phillips said, “Our bottom line continued to benefit in the first quarter from a focus on cost reduction that began over a year ago. Net income for the quarter was up 19% to $1.9 million from $1.6 million in the same quarter last year, as comparative interest expense aided in net income growth outpacing sales growth. As a percent of sales, net income for the quarter was 6.4% compared to 6.2% in the prior year. Gross margins decreased from 64.7% in Q1 ‘06 to 63.3% in Q1 ‘07 primarily as a result of continued strong international sales growth.

“Total operating expenses for the quarter were $15.3 million, an increase of 14% from $13.4 million in the comparable period but down as a percent of sales to 51.6% from 52.7% in Q1 ‘06. Due primarily to increases in auditing fees, general and administrative expenses in the first quarter of ‘07 were up 16% to $3.0 million from $2.6 million during the first quarter of ‘06. Sales and marketing expenses increased from $7.9 million in Q1 ‘06 to $9.1 million in the most recent quarter, but remained relatively unchanged as a percent of sales year over year. The dollar increase was primarily the result of variable sales commissions associated with increased revenues and two major marketing events during the quarter. Research and development expenses increased 10% to $1.7 million from $1.5 million in Q1 ‘06, reflecting a continuing effort in the development pipeline.”

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Looking forward, Exactech continues to anticipate revenue for the year 2007 of $112 million to $118 million and diluted earnings per share for the year 2007 in the range of $0.72 to $0.76. For the second quarter ending June 30, 2007, the company targets revenue in the range of $28.5 million to $30.5 million and diluted earnings per share in the range of $0.19 to $0.20. The foregoing statements regarding targets for the quarter and the year are forward-looking statements, and actual results may differ materially. These are the company’s targets, not predictions of actual performance.

The financial statements are below.

The company has scheduled a conference call with CEO and President William Petty, M.D. and key members of the management team at 4:30 p.m. Eastern Daylight Savings Time on April 30. The call will cover the company’s first quarter results. Petty will open the conference call and a question-and-answer session will follow.

To participate, call (800) 817-4887 after 4:20 p.m. Eastern on April 30. International callers should dial (913) 981-4912. While in conference, if callers should experience any difficulty or require operator assistance, they can press the (*) followed by the (0) button. This will call an operator to the line.

A live webcast of the call will be available at http://viavid.net/dce.aspx?sid=00003DFA. A podcast will be available approximately 15 minutes after the event ends and can be accessed at http://viavid.net/mp3/00003DFA.mp3. Both will be archived for approximately 90 days.

About Exactech

Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States and Australia, in addition to more than 25 countries in Europe, Asia and Latin America. Copies of Exactech’s press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com and http://www.hawkassociates.com.

An investment profile on Exactech may be found at http://www.hawkassociates.com/exacprofile.aspx.

Questions should be directed to Frank Hawkins or Julie Marshall of Hawk Associates, Inc. at (305) 451-1888, e-mail: info@hawkassociates.com. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/email.aspx.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

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EXACTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

	March 31, 2007	December 31, 2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,361	$2,006
Accounts receivable (net of allowance of $705 and $572)	20,327	17,524
Prepaid expenses and other assets, net	758	1,325
Federal income tax receivable	—	219
Inventories—current	41,789	38,742
Deferred tax assets	468	271

Total current assets	64,703	60,087

PROPERTY AND EQUIPMENT:
Land	1,139	1,015
Machinery and equipment	15,129	14,851
Surgical instruments	27,780	26,189
Furniture and fixtures	2,216	2,078
Facilities	11,196	10,481
Projects in progress	16	—

Total property and equipment	57,476	54,614
Accumulated depreciation	(23,867)	(22,386)

Net property and equipment	33,609	32,228

OTHER ASSETS:
Notes receivable—related party	3,533	2,904
Other investments	326	398
Deferred financing costs and deposits, net	687	694
Non-current inventory	6,697	11,679
Product licenses and designs, net	958	994
Patents and trademarks, net	3,843	3,938
Goodwill	352	352

Total other assets	16,396	20,959

TOTAL ASSETS	$114,708	$113,274

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$6,471	$5,621
Income taxes payable	1,221	113
Accrued expenses and other liabilities	4,469	4,573
Current portion of long-term debt	1,630	1,633

Total current liabilities	13,791	11,940

LONG-TERM LIABILITIES:
Deferred tax liabilities	2,502	2,620
Line of credit	8,796	11,116
Long-term debt, net of current portion	10,312	10,668
Other long-term liabilities	15	7

Total long-term liabilities	21,625	24,411

Total liabilities	35,416	36,351

SHAREHOLDERS’ EQUITY:
Common stock	116	115
Additional paid-in capital	25,600	25,105
Accumulated other comprehensive loss	(12)	(5)
Retained earnings	53,588	51,708

Total shareholders’ equity	79,292	76,923

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$114,708	$113,274

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EXACTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(Unaudited)

	Three Month Periods Ended March 31,
	2007	2006
NET SALES	$29,596	$25,412

COST OF GOODS SOLD	10,861	8,973

Gross profit	18,735	16,439

OPERATING EXPENSES:
Sales and marketing	9,116	7,886
General and administrative	2,970	2,561
Research and development	1,699	1,541
Depreciation and amortization	1,482	1,411

Total operating expenses	15,267	13,399

INCOME FROM OPERATIONS	3,468	3,040

OTHER INCOME (EXPENSE):
Interest income	69	43
Interest expense	(420)	(496)
Foreign currency exchange loss	(21)	(10)

Total other expense	(372)	(463)

INCOME BEFORE INCOME TAXES	3,096	2,577

PROVISION FOR INCOME TAXES	1,144	937

INCOME BEFORE EQUITY IN NET LOSS OF OTHER INVESTMENTS	1,952	1,640

EQUITY IN NET LOSS OF OTHER INVESTMENTS	(72)	(64)

NET INCOME	$1,880	$1,576

BASIC EARNINGS PER SHARE	$0.16	$0.14

DILUTED EARNINGS PER SHARE	$0.16	$0.14

SHARES—BASIC	11,534	11,375

SHARES—DILUTED	11,785	11,596

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